SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2009

JOHNSONDIVERSEY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 333-108853

Delaware	80-0010497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8310 16th Street Sturtevant, Wisconsin	53177-0902
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (262) 631-4001

JOHNSONDIVERSEY, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 333-97427

Delaware	39-1877511
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8310 16th Street Sturtevant, Wisconsin	53177-0902
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (262) 631-4001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Investment Agreement

On October 7, 2009, JohnsonDiversey Holdings, Inc. (the “Company”) entered into an Investment and Recapitalization Agreement (the “Investment Agreement”) by and among the Company, CDR Jaguar Investor Company, LLC, a Delaware limited liability company (“CD&R Investor”), Commercial Markets Holdco, Inc., a Wisconsin corporation (“CMH”), and SNW Co., Inc., a Delaware corporation (“SNW”), pursuant to which:

•

the Company’s existing certificate of incorporation would be amended and restated at the closing of the transactions contemplated by the Investment Agreement (the “Closing”) to, among other things, reclassify the common stock of the Company such that (1) the existing class A common stock would be reclassified as new class A common stock, par value $0.01 per share (the “Class A Common Stock”), which would have voting rights, and (2) the existing class B common stock would be reclassified as new class B common stock, par value $0.01 per share (the “Class B Common Stock”), which would not have any voting rights except to the extent required by Delaware law;

•

the Company agreed to issue and sell to CD&R Investor, for an aggregate purchase price of $477 million, newly-issued shares of Class A Common Stock representing approximately 45.9% of the Class A Common Stock immediately after giving effect to the transactions described herein and assuming the exercise of the Warrant (as defined below); and

•

the Company agreed to issue and sell to SNW, for an aggregate purchase price of $9.99 million, newly-issued shares of Class A Common Stock representing approximately 1.0% of the Class A Common Stock immediately after giving effect to the transactions described herein and assuming the exercise of the Warrant.

Pursuant to the amendment and restatement of the Company’s existing certificate of incorporation described above, the shares of existing class A common stock of the Company currently held by CMH would be reclassified as shares of Class A Common Stock representing approximately 49.1% of the Class A Common Stock immediately after giving effect to the transactions described herein and assuming the exercise of the Warrant.

Finally, the Investment Agreement contemplates the repurchase by the Company (or an affiliate) of the existing common stock held by an affiliate of Unilever (as defined below) in accordance with and subject to the terms set forth in the Redemption Agreement (as defined below).

The obligations of the parties under the Investment Agreement are subject to certain conditions, including (1) the redemption of the common stock of the Company held by an affiliate of Unilever (as described above), (2) the completion of certain debt financing on terms acceptable to each of CD&R Investor, the Company and CMH and the repayment of certain currently outstanding debt obligations of the Company and its subsidiaries, (3) the receipt by the Board of Directors of the Company (the “Board”) of an opinion relating to the solvency of the Company and its subsidiaries on a consolidated basis immediately after the Closing, (4) the absence of a material adverse effect with respect to the Company and its subsidiaries since July 3, 2009, (5) the payment of a $25 million deal fee to Clayton, Dubilier & Rice Holdings, L.P. or its designee and (6) other closing conditions customary for agreements of this type, including the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, compliance with the antitrust or competition laws of certain other jurisdictions, the accuracy of each party’s representations and warranties and the performance by each party of its covenants under the Investment Agreement.

The Company made certain representations and warranties in the Investment Agreement and agreed to certain covenants, including (1) to continue operating the business of the Company and its subsidiaries in the ordinary course prior to the Closing, (2) to give CD&R Investor and its representatives access to the offices, properties, books and records of the Company and its subsidiaries, (3) to provide CD&R Investor with monthly management reports and financial statements, (4) not to solicit or engage in solicitation, negotiation or substantive discussion with respect to other transactions in lieu of the transactions described herein and (5) to pay certain transaction-related taxes. The Company agreed to use its reasonable best efforts to arrange and obtain debt financing consisting of at least $1.41 billion (less certain existing debt that is not refinanced) and a revolving credit facility of at least $250 million on terms and conditions acceptable to each of CD&R Investor, CMH and the Company in its reasonable judgment (acting in good faith).

The Investment Agreement may be terminated under the following conditions: (1) by the mutual agreement of the Company, CD&R Investor and CMH prior to the Closing; (2) by CD&R Investor or the Company if the Closing has not occurred prior to February 16, 2010; (3) by CD&R Investor or the Company if any law makes the transactions illegal or otherwise prohibited or a judgment, injunction, order or decree enjoins any party to the Investment Agreement from consummating the transactions; (4) by CD&R Investor if the Company, CMH or SNW has breached any representation or warranty or failed to perform any covenant under the Investment Agreement (subject to a cure period); (5) by the Company or CMH if CD&R Investor has breached any representation or warranty or failed to perform any covenant under the Investment Agreement (subject to a cure period); (6) by CD&R Investor, CMH or the Company if the required debt financing has not been obtained prior to February 16, 2010; or (7) by either CD&R Investor or CMH if the Redemption Agreement is terminated.

Redemption Agreement

On October 7, 2009, the Company entered into a Redemption Agreement (the “Redemption Agreement”), by and among the Company, JohnsonDiversey, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“JDI”), CMH, Unilever, N.V., a company organized under the laws of the Netherlands (“Unilever”), Marga B.V., a company organized under the laws of the Netherlands and an indirect, wholly owned subsidiary of Unilever (“Marga”), and Conopco, Inc., a New York corporation and an indirect, wholly owned subsidiary of Unilever (“Conopco”), pursuant to which the Company agreed to purchase from Marga, and Marga agreed to sell to the Company, all of the shares of the Company’s Class B common stock, par value $0.01 per share, owned by Marga in exchange for (1) an amount of cash equal to $158 million and the settlement of certain amounts owing by Unilever, Marga and Conopco to the Company or JDI and owing to Unilever, Marga or Conopco by CMH and the Company, (2) a warrant issued by the Company to Marga or one of its affiliates to purchase shares of Class A Common Stock representing 4% of the Class A Common Stock immediately after giving effect to the transactions described herein and assuming the exercise of such warrant (the “Warrant”) and (3) a promissory note from the Company to Marga or one of its affiliates in the aggregate initial principal amount of $250 million (the “Notes”).

The Redemption Agreement provides that, effective as of the Closing, the rights and obligations of the Company, Marga and their respective affiliates under (1) the Purchase Agreement, dated as of November 20, 2001 (as amended, the “Purchase Agreement”), by and among the Company, JDI and Conopco, other than certain tax and environmental indemnification rights and obligations, (2) the Amended and Restated Stockholders’ Agreement, dated as of December 19, 2008 (the “Current Stockholders Agreement”), by and among the Company, CMH and Marga, other than certain confidentiality obligations, and (3) Section 6.3 of the Umbrella Agreement in Respect of Professional Products, dated as of October 11, 2007 (the “Umbrella Agreement”), by and among Unilever PLC, a company incorporated in England and Wales, Unilever and JDI, would be deemed satisfied and the Purchase Agreement, the Current Stockholders Agreement and Section 6.3 of the Umbrella Agreement would be terminated.

The obligations of the parties under the Redemption Agreement are subject to certain conditions, including (1) the closing of the transactions contemplated by the Investment Agreement, (2) the receipt by the Board of an opinion relating to the solvency of the Company and its subsidiaries on a consolidated basis immediately after the Closing and (3) other closing conditions customary for agreements of this type, including the accuracy of each party’s representations and warranties.

The Company made certain representations and warranties in the Redemption Agreement and agreed to certain covenants, including to use its reasonable best efforts (1) to obtain any governmental approvals or third-party consents required to be obtained in connection with the transactions contemplated by the Redemption Agreement and (2) to take all further actions required to consummate the transactions contemplated by the Redemption Agreement.

The Redemption Agreement may be terminated under the following conditions: (1) by the mutual agreement of the parties thereto prior to the Closing; (2) by Marga or the Company if the Investment Agreement is terminated; (3) by the Company if Marga has breached any representation or warranty or any of Unilever, Marga or Conopco has failed to perform any covenant under the Redemption Agreement (subject to a cure period); or (4) by Marga if the Company or JDI has breached any representation or warranty or failed to perform any covenant under the Redemption Agreement (subject to a cure period).

Warrant

Pursuant to the Redemption Agreement, at the Closing, the Company will issue to Marga or one of its affiliates the Warrant, which will entitle the holder to purchase shares of Class A Common Stock representing 4% of the

Class A Common Stock (immediately after giving effect to the transactions described herein and assuming the exercise of such Warrant) on the terms and conditions set forth in the Warrant. The initial exercise price of the Warrant is $0.01 per share, subject to adjustment as set forth in the Warrant.

The Warrant is exercisable on or after (1) an underwritten public offering of the Class A Common Stock, (2) a transfer of shares of Class A Common Stock by CD&R Investor or CMH to which the tag-along right or the drag-along right set forth in the Stockholders Agreement (as described below) apply or (3) a change of control of the Company. Moreover, the Warrant is exercisable only in connection with a sale of the shares of Class A Common Stock underlying the Warrant (the “Warrant Shares”) to certain persons or entities that are not affiliates of CD&R Investor or CMH. Except as otherwise permitted by the terms of the Warrant, prior to the sixth anniversary of the Closing, the Warrant or the Warrant Shares, as the case may be, may not be transferred to a purchaser other than certain financial sponsors and entities that purchase the Warrant or the Warrant Shares as an investment activity.

A transfer of the Warrant or the Warrant Shares is subject to a right of first offer to purchase the Warrant or the Warrant Shares by CMH, except if such transfer is being made in connection with (1) an underwritten public offering of the Class A Common Stock, (2) a change of control of the Company, or (3) the exercise of the tag-along right or drag-along right set forth in the Stockholders Agreement (as described below).

If either CD&R Investor or CMH propose to sell at least 90% of the shares of the Company’s common stock held by it and its permitted transferees in accordance with the drag-along rights set forth in the Stockholders Agreement (as described below), the holder of the Warrant will be required to sell the portion of the Warrant representing the same proportion of the Warrant Shares (or sell such Warrant Shares if elected by the purchaser in the transaction) for the same per share consideration as CD&R Investor or CMH, as the case may be. The holder of the Warrant will be required to provide representations, warranties and indemnification only as to its ownership of the Warrant and the Warrant Shares and authority to transfer the Warrant Shares with respect to such transfer.

The holder of the Warrant is entitled to the benefit of the tag-along rights provided to stockholders of the Company under the Stockholders Agreement (as described below). The holder of the Warrant will be required to provide representations, warranties and indemnification only as to its ownership of the Warrant and the Warrant Shares and the authority to transfer the Warrant Shares with respect to such transfer. In addition, if the Company proposes to sell or issue new equity securities, the holder of the Warrant has the right to purchase a warrant with substantially the same terms and conditions as the Warrant that is exercisable for a number of equity securities that is equal to the holder’s pro rata share of all or any part of such new equity securities. These equity purchase rights of the holder of the Warrant will terminate upon the consummation of an initial public offering of the Company’s common stock with aggregate cash proceeds of at least $100 million (a “Qualified IPO”).

In connection with the valid exercise of the Warrant prior to a public offering by the Company, the Warrant Shares are subject to the restrictions set forth in, and entitled to the benefits of, the Registration Rights Agreement (as described below).

Notes

Pursuant to the Redemption Agreement, at the Closing, the Company will issue to Marga or one of its affiliates the Notes in the aggregate initial principal amount of $250 million. The Notes will bear interest at an annual rate of 10.5% (the “Interest Rate”) and will mature on the earlier of (a) 11 years after the Closing and (b) 180 days after the latest maturity date of any new third-party indebtedness that refinances existing indebtedness of the Company and its subsidiaries on or prior to the Closing. Prior to the fifth anniversary of Closing (the “Cash Pay Date”), and unless otherwise elected by the Company, the Company will not be required to pay cash interest on the Notes, and the principal amount of the Notes will accrete at the Interest Rate from the initial principal amount of $250 million to the accreted value of the Notes as of the Cash Pay Date (the “Fully Accreted Principal Amount”). Beginning on the Cash Pay Date, interest will accrue on the outstanding Fully Accreted Principal Amount of the Notes and be payable in cash, provided that cash interest will be payable only to the extent of funds actually available for distribution by JDI (or any intermediate holding company) to the Company under applicable law and any agreement governing JDI’s (or such intermediate holding company’s) indebtedness.

Prior to the date (the “Call Schedule Date”) that is the earlier of (1) the Cash Pay Date and (2) the calendar month most recently ended as of the mid-point between Closing and the maturity date of the Notes, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to 100% of the accreted value of the Notes plus the Applicable Premium as of the redemption date. The

“Applicable Premium” with respect to the Notes as of any redemption date will be the excess of (1) the present value, as of such redemption date, of the redemption price of the Notes (calculated as described below) on the Call Schedule Date, computed using a discount rate equal to the applicable U.S. Treasury rate plus 50 basis points over (2) the accreted value of the Notes as of such redemption date. After the Call Schedule Date, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price initially equal to 105.25% of the accreted value of the Notes as of the redemption date, which redemption price will decline ratably to 100.00% of the accreted value of the Notes no later than two years prior to the maturity date of the Notes. In the event of any such redemption after the Cash Pay Date, the payment for the Notes so redeemed will include accrued and unpaid interest thereon, if any, to the redemption date.

In addition, at certain times and on one or more occasions, the Company, at its option, may use the aggregate proceeds of one or more equity offerings to redeem up to 35% of the aggregate accreted value of the Notes at a redemption price equal to 110.50% of the accreted value of the Notes as of the redemption date; provided, that at least 65% of the aggregate accreted value of the Notes remains outstanding immediately after any such redemption.

In the event of a change of control of the Company, the Company will be required to make an offer to purchase the Notes in cash at a purchase price equal to 101% of the accreted value of the Notes as of, plus accrued and unpaid interest, if any, to, the date of repurchase.

Notwithstanding the foregoing, for so long as the Notes are held by Unilever or a controlled affiliate of Unilever, the Company may purchase the Notes at a price equal to (a) prior to the Cash Pay Date, 100% of the accreted value of the Notes and (b) after the Cash Pay Date, the Fully Accreted Principal Amount plus accrued and unpaid interest, if any, to, the date of repurchase.

The indenture governing the Notes will contain customary covenants and events of default. In addition, Marga and its affiliates, as holders of the Notes, will have the benefit of a registration rights agreement between the Company and Marga to be entered into as of the Closing. Pursuant to this registration rights agreement, the Company will agree to register the Notes for resale by Marga and its affiliates and otherwise assist Marga and its affiliates in the public or private resale of the Notes.

Stockholders Agreement

At the Closing, the Company, CMH, CD&R Investor and SNW will enter into a stockholders agreement (the “Stockholders Agreement”) providing for certain governance and other rights, substantially in the form attached as Exhibit B to the Investment Agreement.

Governance

Under the Stockholders Agreement, the Board will initially be comprised of eleven directors. Each of CD&R Investor and CMH will initially have the right to designate five directors, including two independent directors, to the Board. The Chief Executive Officer of the Company (the “CEO”) will be the eleventh director. The rights of CMH or CD&R Investor to designate directors to the Board are subject to reduction if the ownership interest in the Company of CMH, SNW, and their respective permitted transferees and assignees of equity purchase rights (collectively, the “CMH Holders”) or the CD&R Investor and its permitted transferees and assignees of equity purchase rights (collectively, the “CD&R Holders”), as applicable, declines below certain threshold levels set forth in the Stockholders Agreement. CMH will have the right to designate the Chairman of the Board so long as the Company has not completed a Qualified IPO and the CMH Holders own at least 25% of the Class A Common Stock.

Pursuant to the terms of the Stockholders Agreement, CMH and CD&R Investor will cooperate in good faith to evaluate the performance of the CEO and perform succession planning. If the Company’s EBITDA (as that term is defined in the Stockholders Agreement) for each of two successive full fiscal year periods is more than 10% less than the budgeted EBITDA established for each such fiscal year, then each of CMH and CD&R Investor may terminate the CEO without obtaining the Requisite Approval (as described below). In such event, an operating partner of CD&R will serve as interim CEO for a period of up to 15 months. If no replacement CEO has been hired with the Requisite Approval prior to the first anniversary of the former CEO’s termination or resignation, then the independent directors of the Company will hire the replacement CEO with input from each of CMH and CD&R Investor.

Requisite Approval

As discussed under “Investment Agreement” above, the Investment Agreement provides that the Company’s existing certificate of incorporation would be amended and restated at the Closing. Under the amended and restated certificate of incorporation, the Company and its subsidiaries will be prohibited from taking certain corporate actions without the prior approval of the Board, CD&R Investor and CMH (together, the “Requisite Approval”). The Requisite Approval will require the approval of CD&R Investor and CMH for so long as the CMH Holders or the CD&R Holders, as applicable, own at least 20% of the Class A Common Stock.

Subject to certain exceptions, the corporate actions requiring the Requisite Approval will include:

•

acquisitions or dispositions with a purchase or sale price of more than $50 million, or acquisitions or dispositions completed in any 12-month period with an aggregate purchase or sale price of more than $100 million;

•	the issuance of additional shares of common stock or other equity-related interests;

•	mergers, consolidations and sales of all or substantially all of the Company’s assets or equity;

•	a voluntary liquidation or the commencement of bankruptcy or insolvency proceedings;

•	the entry into of any new material line of business and any other material change in the nature of the Company’s business;

•	the payment or declaration of any dividend or other distribution;

•	the incurrence of additional indebtedness, subject to certain permitted exclusions, including the refinancing of the debt obligations of the Company and JDI that are outstanding at Closing;

•	the settlement of material legal proceedings;

•	the entry into of affiliate transactions;

•	the redemption, acquisition or other purchase of the Company’s equity securities;

•	an amendment of the Company’s existing certificate of incorporation or by-laws;

•

the adoption or amendment of any stock option, restricted stock or similar equity-based plan that would result in the number of shares reserved for management equity awards exceeding 12% of the Company’s common stock (measured on an as-converted basis as of the Closing);

•	the amendment of the charters of committees of the Board or the establishment of any new committees of the Board;

•	a change to the size or composition of the Board or any committee of the Board;

•	the replacement and appointment of the Chairman of the Board;

•	until the fourth anniversary of the Closing, the commencement of an initial public offering;

•	the approval of the Company’s annual budget;

•	a change in the Company’s independent auditors;

•	a change to the location of the Company’s worldwide corporate headquarters and principal office from the Sturtevant, Wisconsin area; and

•

the implementation of a restructuring plan pursuant to which more than 10% of the worldwide employees of the Company and its subsidiaries as of Closing would cease to be employed by the Company and its subsidiaries.

Transfer Restrictions

Pursuant to the Stockholders Agreement, prior to the fourth anniversary of the Closing, each stockholder of the Company is prohibited from transferring any shares of the Company’s common stock other than (a) to certain permitted transferees, (b) transfers constituting no more than 1% of the Company’s common stock in the aggregate,

(c) transfers in connection with (or after the completion of) a Qualified IPO or (d) transfers with the prior consent of CMH and CD&R Investor and subject to the right of first offer and the tag-along right (each, as described below).

Following the fourth anniversary of the Closing, if the Company has not completed a Qualified IPO, then each stockholder of the Company may transfer shares of the Company’s common stock subject to the right of first offer and the tag-along right. Notwithstanding the foregoing sentence, prior to the sixth anniversary of the Closing, without the prior written consent of CMH and CD&R Investor, no stockholder may transfer shares of the Company’s common stock to a purchaser other than certain financial sponsors and entities that purchase the shares as an investment activity.

Right of First Offer

Pursuant to the Stockholders Agreement, if a stockholder proposes to transfer shares of the Company’s common stock, such transfer is subject to a right of first offer by the Company to purchase the shares proposed to be transferred on the same terms and conditions as the proposed transfer. If the Company elects not to purchase all or any of the shares proposed to be transferred, then each other stockholder of the Company has a right of first offer to purchase its pro rata share of the shares proposed to be transferred on the same terms and conditions as the proposed transfer. The right of first offer will terminate upon the consummation of a Qualified IPO and does not apply to a transfer of less than 1% of the Class A Common Stock or a Drag-Along Transaction (as defined below).

Tag-Along Right

Pursuant to the Stockholders Agreement, if a stockholder proposes to transfer shares of the Company’s common stock, each other stockholder will have the right to participate in the transfer on the same terms and conditions up to such stockholder’s pro rata share of the proposed transfer. The Stockholders Agreement permits the stockholder that proposes to transfer its shares to satisfy the tag-along obligations by proceeding with the proposed transfer and, after the closing of such transfer, acquiring the shares of common stock that each other stockholder was entitled to sell pursuant to the tag-along right on the same terms and conditions. The tag-along right will terminate upon the consummation of a Qualified IPO and does not apply to a transfer of less than 1% of the Class A Common Stock or a Drag-Along Transaction.

Drag-Along Right

Beginning 90 days following the sixth anniversary of the Closing, if CD&R Investor or CMH propose to sell at least 90% of the shares of the Company’s common stock held by the CMH Holders or the CD&R Holders, as applicable (a “Drag-Along Transaction”), then each other stockholder will be required to sell the same proportion of its common stock on the same terms and conditions, if so requested by the transferring stockholder. In order to exercise the drag-along right, the CD&R Holders or CMH Holders, as applicable, must own at least 30% of the Class A Common Stock. The right to initiate a Drag-Along Transaction will terminate upon the consummation of a Qualified IPO.

Notwithstanding the foregoing, prior to the Drag-Along Transaction, CD&R Investor or CMH (for so long as that stockholder, together with its permitted transferees, owns at least 30% of the Class A Common Stock of the Company), as applicable, will have a call option to acquire all of the shares of common stock proposed to be transferred by the stockholder initiating the Drag-Along Transaction. If the call option is exercised, the shares will be purchased at a price to be determined by three nationally-recognized investment banks using customary valuation methodologies in the manner set forth in the Stockholders Agreement. If CMH or CD&R Investor purchases shares pursuant to a call option and sells all or substantially all of the equity or assets of the Company within 12 months following the closing of the call option at a higher per share price, the stockholder that exercised the call option will be required to pay to the stockholder whose shares were purchased pursuant to the call option an amount equal to the difference between the call option price and the price received in the subsequent transfer of all or substantially all of the Company’s equity or assets.

Qualified IPO

Following the fourth anniversary of the Closing, CD&R Investor or CMH may cause the Company to consummate a Qualified IPO, pursuant to which each stockholder will have the right to sell a pro rata portion of its shares of the Company’s common stock. In order to initiate a Qualified IPO, the CD&R Holders or CMH Holders, as applicable, must own at least 30% of the Class A Common Stock.

Notwithstanding the foregoing, prior to the consummation of a Qualified IPO, CD&R Investor or CMH (for so long as that stockholder, together with its permitted transferees, owns at least 30% of the Class A Common Stock), as applicable, will have a call option to acquire all of the shares of common stock owned by the stockholder initiating the Qualified IPO. If the call option is exercised, the shares will be purchased at a price to be determined by three nationally-recognized investment banks using customary valuation methodologies in the manner set forth in the Stockholders Agreement.

Recapitalization Transaction

Following the fourth anniversary of the Closing, CD&R Investor or CMH may effect a recapitalization of the Company, in which cash of the Company and its subsidiaries, whether on hand or obtained by incurring additional indebtedness, is distributed to all holders of common stock of the Company on a pro rata basis. In order to initiate such a recapitalization transaction, the CD&R Holders or CMH Holders, as applicable, must own at least 30% of the Class A Common Stock. The right to cause a recapitalization transaction will terminate upon the consummation of a Qualified IPO.

Equity Purchase Rights

The Stockholders Agreement grants each of CMH, CD&R Investor, SNW and their respective permitted transferees the right to purchase their pro rata share of all or any part of certain new equity securities that the Company proposes to sell or issue. The preemptive rights of the stockholders will terminate upon the consummation of a Qualified IPO.

Non-Competition

Pursuant to the Stockholders Agreement, for so long as the CD&R Holders own at least 20% of the Company’s common stock, CD&R Investor and its affiliates will not purchase equity shares having a voting interest, or make any investment convertible into equity shares having a voting interest, of more than 19.9% of the voting shares of Ecolab, Inc., The Clorox Company, The Proctor & Gamble Company, Unilever plc, Unilever N.V., the personal care business of Sara Lee or Reckitt Benckiser Group plc or any of their respective subsidiaries.

Registration Rights Agreement

At the Closing, the Company, CMH, CD&R Investor and Marga will enter into a registration rights agreement under which the Company will grant CMH and CD&R customary demand and piggyback registration rights. The registration rights agreement also will provide rights to the holder of the Warrant in accordance with the terms of the Warrant and, following the occurrence of certain events, the Warrant Shares held by such holder will be deemed to be registrable securities for the purposes of the registration rights agreement. In addition, the registration rights agreement will grant to the holder of the Warrant tag-along rights as described above under the heading “Stockholders Agreement—Tag-Along Right” with respect to the Warrant Shares as if the holder were a party to the Stockholders Agreement.

Indemnification Agreements

At the Closing, the Company will enter into separate indemnification agreements with each of CMH and CD&R Investor (together, the “Indemnification Agreements”) under which the Company will agree to indemnify CD&R Investor, CMH, certain of their affiliates and certain of their respective employees, partners and representatives for certain losses with respect to the transactions described herein, including with respect to securities filings, and certain losses arising out of service as a director or officer of the Company and its subsidiaries, including certain alleged breaches of fiduciary duties by such indemnified parties. The Indemnification Agreement with CD&R Investor also provides indemnification for losses arising out of the performance of services by CD&R Investor and certain of its affiliates, employees, partners and representatives for the Company and its subsidiaries. The rights to indemnification under the Indemnification Agreements will be primary to any similar rights to which CMH, CD&R Investor or their respective affiliates may be entitled under any other agreement or document.

Consulting Agreement

At the Closing, the Company, JDI and Clayton, Dubilier & Rice, Inc. (“CD&R”) will enter into a Consulting Agreement (the “Consulting Agreement”), pursuant to which CD&R will provide certain management, consulting, advisory, monitoring and financial services to the Company and its subsidiaries. In consideration for such services, the Company will (1) pay CD&R an annual fee of $5 million, which is subject to increase if an employee of CD&R or any of its affiliates is appointed to an executive management position of the Company, and (2) reimburse CD&R for its reasonable out-of-pocket expenses incurred in the course of rendering such services.

The Consulting Agreement will terminate upon the earlier to occur of (a) the tenth anniversary of the Closing and (b) the date on which CD&R Investor ceases to own at least 25% of the Class A Common Stock. In addition, at any time following a Qualified IPO, the Company may terminate the Consulting Agreement with 12 months’ prior notice to CD&R. CD&R may terminate the Consulting Agreement at any time with 30 days’ prior notice to the Company. In the event of any termination of the Consulting Agreement, the Company will be required to pay in cash to CD&R any unpaid installment of the annual fee and all expenses due under the Consulting Agreement with respect to periods prior to the termination date.

* * *

The foregoing descriptions of the Investment Agreement, the Redemption Agreement and the Stockholders Agreement (collectively, the “Transaction Documents”) are summaries and are qualified in their entirety by reference to the full text of each of the Transaction Documents, which are hereby incorporated by reference. The Investment Agreement and the Redemption Agreement are filed as Exhibits 2.1 and 10.1 hereto, respectively, and the form of Stockholders Agreement is filed as Exhibit B to the Investment Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

ITEM 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These statements and other statements identified by words such as “will,” “expect,” “should” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual results to differ materially from those projected in such statements. Factors that could cause actual results to differ materially include, but are not limited to, the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the Investment Agreement with CDR Jaguar Investor Company, LLC and SNW Co. Inc., or the Redemption Agreement with Unilever, N.V., Marga B.V. and Conopco, Inc.; the inability to complete the transactions contemplated by the Investment Agreement or the Redemption Agreement due to failure to satisfy conditions to such transactions (including with respect to the refinancing of the Company’s and JDI’s indebtedness); the failure of the transactions discussed herein to close for any reason; the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the Investment Agreement and the transactions contemplated thereby; and risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention. Additional factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in the Company’s reports that are filed with the Securities and Exchange Commission. Forward looking statements speak only as of their date. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

ITEM 8.01	Other Events.

On October 7, 2009, the Company issued a press relating to the transactions described herein. A copy of the press release is filed as Exhibit 99.1 hereto and is hereby incorporated by reference.

Agreements with S.C. Johnson & Son, Inc.

On October 7, 2009, the Company and JDI entered into an agreement (the “SCJ Global Agreement”) with S.C. Johnson & Son, Inc., a Wisconsin corporation (“SCJ”), pursuant to which JDI and SCJ agreed to make certain amendments, concurrently with the Closing, to (1) the lease agreement, dated July 3, 1999, by and between SCJ, as lessor, and JDI, as lessee, as amended by that certain Omnibus Amendment of Leases, dated November 9, 2001, by and among SCJ, Johnson Polymer, Inc. and JDI, covering a portion of Waxdale Building 65, 8311 16th Street, Mt. Pleasant, Wisconsin (the “Building 65 Lease”), (2) the agreement between SCJ and JDI, dated as of May 3, 2002 (the “Brand License Agreement”), related to JDI’s license to sell certain SCJ products and to use specified trade names, housemarks and brand names incorporating “Johnson”, (3) the supply agreement by and between JDI and SCJ, dated as of July 3, 1999 (SCJ as supplier) (the “SCJ Supply Agreement”), (4) the Technology Disclosure & License Agreement, dated as of May 3, 2002, by and between SCJ and JDI, (5) the Supply Agreement between JDI and SCJ, dated July 3, 1999 (JDI as supplier), and (6) the Administrative Services Agreement dated July 3, 1999, as amended, and the Medical Services Agreement dated July 3, 1999, each by and between SCJ and JDI (collectively, the “SCJ Agreements”). To the extent a form of an SCJ Agreement was not fully negotiated as of the date of the SCJ Global Agreement, the parties agreed to negotiate reasonably and in good faith the terms of such SCJ Agreement prior to the Closing.

Pursuant to the SCJ Global Agreement, JDI and SCJ agreed to enter into the following amendments, among other amendments, to the SCJ Agreements at Closing. The Building 65 Lease will be amended to provide for a term of 3.5 years. The Brand License Agreement will be amended (1) to provide that JDI’s license to use the name “JohnsonDiversey” will terminate on August 2, 2012, (2) to provide JDI with the right to sell certain SCJ branded products in the industrial channels of trade until approximately May 2017 and (3) to establish regional growth targets, which, if not met by JDI for three consecutive years, would permit SCJ to terminate JDI’s right to sell the SCJ branded products in such region. The SCJ Supply Agreement will be amended to provide that SCJ and its affiliates will supply certain SCJ branded products in lieu of JDI, JDI’s affiliates or their contract manufacturers producing such SCJ branded products. Such SCJ branded products will be supplied by SCJ under supply contracts pursuant to which SCJ and JDI will share in the net sale proceeds according to a formula that will include incentives to JDI for growth in volumes.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
2.1	Investment and Recapitalization Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., CDR Jaguar Investor Company, LLC, SNW Co., Inc. and Commercial Markets Holdco, Inc.*

- Form of Stockholders Agreement

10.1	Redemption Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., JohnsonDiversey, Inc., Commercial Markets Holdco, Inc., Unilever, N.V., Marga B.V. and Conopco, Inc.

99.1	Press release, dated October 7, 2009.

*	The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSONDIVERSEY HOLDINGS, INC.

Date: October 13, 2009	By:	/s/ Joseph F. Smorada
Joseph F. Smorada
Executive Vice President and Chief Financial Officer

JOHNSONDIVERSEY, INC.

Date: October 13, 2009	By:	/s/ Joseph F. Smorada
Joseph F. Smorada
Executive Vice President and Chief Financial Officer

JOHNSONDIVERSEY HOLDINGS, INC.

JOHNSONDIVERSEY, INC.

Exhibit Index

Exhibit No.	Description of Exhibit
2.1	Investment and Recapitalization Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., CDR Jaguar Investor Company, LLC, SNW Co., Inc. and Commercial Markets Holdco, Inc.

- Form of Stockholders Agreement

10.1	Redemption Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., JohnsonDiversey, Inc., Commercial Markets Holdco, Inc., Unilever, N.V., Marga B.V. and Conopco, Inc.

99.1	Press release, dated October 7, 2009.